SCHEDULE 14 C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No.   )

Check the appropriate box:

☒           Preliminary Information Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐           Definitive Information Statement

China America Holdings, Inc.
(Name of Registrant As Specified in Charter)

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)           Title of each class of securities to which transaction applies: N/A

2)           Aggregate number of securities to which transaction applies: N/A

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined: N/A

4)	Proposed maximum aggregate value of transaction: N/A

5)	Total fee paid: N/A

☐           Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CHINA AMERICA HOLDINGS, INC.
Xi Lv Biao Industrial Park
Longdu Street
Zhucheng City, Shangdong Province, China  262200

Telephone: 86-536-6046925

Dear Shareholders:

We are writing to advise you that our board of directors and the holders of a majority of our outstanding common stock (the “Majority Holders”) have approved:

•	The adoption of amendments to our Articles of Incorporation (the “Charter Amendment”) to:

o	effect a 400 for 1 reverse split of our issued and outstanding common stock (the “Reverse Stock Split”);
o	create a class of preferred stock consisting of 10,000,000 shares, the designations and attributes of which are left for future determination by our board of directors (the “Preferred Stock”); and
o	change our name to Ziyang Ceramics Corporation (the “Name Change”); and

•	The ratification and approval of the appointment of two directors to serve on our board of directors (the “Director Appointments”).

These actions were approved by our board of directors on November 24, 2011, and the Majority Holders approved these actions by written consent in lieu of a special meeting on November 24, 2011 (the “Written Consent”) in accordance with the relevant sections of the Florida Business Corporation Act (“FBCA”).

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The accompanying information statement is furnished only to inform our shareholders of record on November 15, 2011 (the “Record Date”) of the corporate action taken by the Majority Holders in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.  These corporate actions will become effective as soon as possible, but not sooner than 20 days following the date that the accompanying information statement is first mailed to our shareholders. The information statement is first mailed to you on or about [X], 2011.The accompanying information statement also constitutes notice under Section 607.0704 of the FBCA that the corporate action was taken by Written Consent of the Majority Holders.

Please feel free to call us at 86-536-6046925 should you have any questions on the enclosed information statement.  We thank you for your continued interest in China America Holdings, Inc.

For the Board of Directors of
CHINA AMERICA HOLDINGS, INC.

[X], 2011                         By:  /s/ Lingbo Chi
      Lingbo Chi
      Chairman of the Board and CEO

i

CHINA AMERICA HOLDINGS, INC.

INFORMATION STATEMENT

ii

CHINA AMERICA HOLDINGS, INC.
Xi Lv Biao Industrial Park
Longdu Street
Zhucheng City, Shangdong Province, China  262200

INFORMATION STATEMENT REGARDING ACTIONS
TAKEN BY WRITTEN CONSENT OF MAJORITY SHAREHOLDERS
IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the shareholders of China America Holdings, Inc. in connection with the written consent in lieu of meeting (the “Written Consent”) by holders of a majority of our issued and outstanding voting securities (the “Majority Holders”) to (a) approve amendments to our Articles of Incorporation (the “Charter Amendment”) to (i) effect a 400 for 1 reverse split of our issued and outstanding common stock (the “Reverse Stock Split”), (ii) create a class of preferred stock consisting of 10,000,000 shares, the designations and attributes of which are left for future determination by our board of directors (the “Preferred Stock”), (iii) change our corporate name to Ziyang Ceramics Corporation (the “Name Change”), and (b) ratify and confirm the appointment of two additional directors to serve on our board of directors (the “Director Appointments”).

These actions were approved by our board of directors on November 24, 2011; and on November 24, 2011 the Majority Holders of our issued and outstanding common stock, being our only class of voting securities, executed the Written Consent in accordance with Florida Business Corporation Act.

The elimination of the need for a meeting of shareholders to approve these actions is made possible by Section 607.0704 of the Florida Business Corporation Act which provides that any action to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted.  In order to eliminate the costs involved in holding a special meeting the Majority Holders executed the Written Consent.

This Information Statement is being delivered to inform our shareholders of record on December [X], 2011 (the “Record Date”) of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. The corporate actions taken by Written Consent will become effective as soon as possible, but not sooner than 20 days following the date that this information statement is first mailed to our shareholders. The information statement is first mailed to you on or about [X], 2011. This information statement also constitutes notice to our shareholders, pursuant to Section 607.0704 of the Florida Business Corporation Act (“FBCA”), of the taking of the corporate action without a meeting of shareholders.  No appraisal rights are afforded to our shareholders under Florida law as a result of the corporate action taken by Written Consent of the Majority Holders.

The entire cost of furnishing this Information Statement will be borne by us.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

PRINCIPAL SHAREHOLDERS

At the November 15, 2011 Record Date, we had 436,724,592 shares of common stock issued and outstanding.  The following table sets forth information known to us as of the Record Date, and on a pro-forma basis, giving effect to the Reverse Stock Split and the automatic conversion of the Convertible Notes (as hereinafter defined) resulting in the issuance of an additional 8,908,219 shares of post-Reverse Stock Split common stock, relating to the beneficial ownership of shares of our voting securities by:

•	each person who is known by us to be the beneficial owner of more than 5% of our outstanding voting stock;
•	each director;
•	each named executive officer; and
•	all named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of Xi Lv Biao Industrial Park, Longdu Street, Zhucheng City, Shangdong Province, China 262200.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

The amounts included in the table under “Post-Reverse Stock Split” give effect to (a) completion of the Reverse Stock Split and (b) the issuance of 8,908,189 shares of post-Reverse Stock Split common stock, as further described in the footnotes to the table, upon automatic conversion of two convertible promissory notes (the “Convertible Notes”) issued by us in furtherance of the June 30, 2011 share exchange agreement (the “Purchase Agreement”) pursuant to which we acquired China Ziyang Technology Co., Limited (“China Ziyang Technology”). A description of the Purchase Agreement and further details of our acquisition of China Ziyang Technology are contained in our Current Report on Form 8-K/A (Amendment No. 3) filed with the Securities and Exchange Commission on October 26, 2011. Since we did not have a sufficient number of shares of pre-Reverse Stock Split common stock to issue as full consideration at the closing of the Purchase Agreement, and in payment of the related consulting fees, we issued the Convertible Notes which automatically convert into post-Reverse Stock Split common stock once the Reverse Stock Split becomes effective.

	Pre-Reverse Stock Split		Post-Reverse Stock Split*
	Amount and Nature of Beneficial Ownership	% of Class	Amount and Nature of Beneficial Ownership	% of Class
Lingbo Chi(1)	236,013,800	54.0%	7,960,000	79.6%
Ping Wang(2)	9,283,209	2.1%	313,093	3.13%
Nianzhang Zhao(3)	16,520,966	3.8%	557,200	5.57%
Shaoyin Wang (4)	-	-	-	-
All officers and directors as a group (four persons)	236,013,800	54.0%	7,960,000	79.6%
China Direct Industries, Inc.(5)	67,889,392	15.5%	1,707,946	17.1%
Best Alliance Worldwide Investments Limited (6)	236,013,800	54.0%	7,960,000	79.6%

* Estimated, subject to rounding.  Based upon 10,000,000 shares of post-Reverse Stock Split common stock to be outstanding.

(1)
Mr. Chi is the chief executive officer of our company and a member of our board of directors. The amount shown in the table under “Pre-Reverse Stock Split” as beneficially owned by Mr. Chi consists of 236,013,800 shares owned of record by Best Alliance Worldwide Investments Limited (“BAW”), a company in which Mr. Chi is a director, and over which Mr. Chi exercises voting and dispositive control; and excludes shares of common stock issuable upon exercise of options issued by BAW to Mr. Chi at an exercise price of $0.00002 per share as follows: (a) 51,293,666 shares currently exercisable, (b) 102,587,332 shares not exercisable within 60 days of the date of this Information Statement, and (b) 4,805,218 shares of our post-Reverse Stock Split common stock exercisable at a price of $0.01 per share. The options were granted to Mr. Chi by BAW pursuant to an option agreement (the “Option Agreement”) expiring on June 30, 2016 that was entered into in furtherance of the Purchase Agreement described in note 6 below. The amount shown in the table under “Post-Reverse Stock Split” as beneficially owned by Mr. Chi gives effect to completion of the Reverse Stock Split and consists of (x) 590,035 shares owned by BAW, 7,369,966 shares issuable to BAW pursuant to the BAW Note (as hereinafter defined) and excludes (y) 5,189,920 shares issuable to Mr. Chi under the Option Agreement (1,729,973 shares of which are exercisable upon completion of the Reverse Stock Split and 3,459,947 shares not exercisable until achievement of the conditions under the Option Agreement).  Shares issuable to Mr. Chi under the Option Agreement were excluded from the computations of beneficial ownership as such shares are included in the shares owned by BAW and are already attributable to Mr. Chi.

(2)
Ms. Wang is the chief financial officer of our company. The amount shown in the table under “Pre-Reverse Stock Split” as beneficially owned by Ms. Wang consists of 9,283,209 shares of common stock issuable upon exercise of currently exercisable options at an exercise price of $0.00002 per share and excludes options currently not exercisable as follows: (a) 18,566,419 shares of our pre-Reverse Stock Split common stock issuable upon exercise of stock options at an exercise price of $0.00002 per share, and, (b) 869,656 shares of post-Reverse Stock Split common stock issuable upon exercise of options at an exercise price of $0.01 per share. All of the options were granted to Ms. Wang by BAW pursuant to the Option Agreement described in note 6 below. The amount shown in the table under “Post-Reverse Stock Split” as beneficially owned by Ms. Wang gives effect to completion of the Reverse Stock Split and attribution of beneficial ownership of 313,093 shares of post-Reverse Stock Split common stock issuable upon exercise of options at an exercise price of $0.01 per share, but excludes options, not exercisable within 60 days of the date of this Information Statement, to purchase 626,187 shares of our post-Reverse Stock Split common stock at an exercise price of $0.01.

(3)
Mr. Zhao is the general manager of our wholly owned subsidiary Ziyang Ceramic Company Limited, (“Ziyang Ceramics”). The amount shown in the table under “Pre-Reverse Stock Split” as beneficially owned by Mr. Zhao consists of 16,520,966 shares of common stock issuable upon exercise of currently exercisable options at an exercise price of $0.00002 per share and excludes options currently not exercisable as follows: (a) 33,041,932 shares of our pre-Reverse Stock Split common stock issuable upon exercise of stock options at an exercise price of $0.00002 per share, and, (b) 1,547,693 shares of post-Reverse Stock Split common stock issuable upon exercise of options at an exercise price of $0.01 per share. All of the options were granted to Mr. Zhoa by BAW pursuant to the Option Agreement described in note 6 below. The amount shown in the table under “Post-Reverse Stock Split” as beneficially owned by Mr. Zhao gives effect to completion of the Reverse Stock Split and attribution of beneficial ownership of 557,200 shares of post-Reverse Stock Split common stock issuable upon exercise of options at an exercise price of $0.01 per share, but excludes options, not exercisable within 60 days of the date of this Information Statement, to purchase 1,114,400 shares of our post-Reverse Stock Split common stock at an exercise price of $0.01.

(4)	Mr. Wang is our former chief executive officer and a member of our board of directors.

(5)
The amount shown in the table under “Pre-Reverse Stock Split” as beneficially owned by China Direct Industries, Inc. and its subsidiaries (“China Direct”) consists of (a) 63,889,932 shares of our common stock owned of record by China Direct Investments, Inc. and (b) 4,000,000 shares of our common stock owned of record by CDI Shanghai Management Co., both of which are subsidiaries of China Direct, and excludes 1,538,223 shares of our post-Reverse Split common stock (the “China Direct Convertible Note Shares”) issuable upon conversion of a promissory note in the principal amount of $11,075,206 (the “China Direct Note”) issued to China Direct as compensation under a June 13, 2011 consulting agreement with us that was payable upon completion of our acquisition of China Ziyang Technology. The amount shown in the table under “Post-Reverse Stock Split” as beneficially owned by China Direct gives effect to completion of the Reverse Stock Split and attribution of beneficial ownership of 1,538,223 shares of post-Reverse Stock Split common stock issuable upon conversion of the China Direct Note. 840,000 of the China Direct Convertible Note Shares are beneficially owned by a subcontractor to China Direct who is an unrelated third party that provided services to China Direct in connection with the acquisition of China Ziyang Technology.  China Direct disclaims beneficial ownership of the 840,000 China Direct Convertible Note Shares beneficially owned by this contractor and the inclusion of these shares in this Information Statement shall not be deemed an admission of beneficial ownership of any of these shares for purposes of Section 16 or any other purpose. James Wang Ph.D. has voting and dispositive control over securities held by China Direct, whose address is 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441.

(6)
Lingbo Chi has voting and dispositive control over the securities held by BAW. The shares shown in the table as beneficially owned by BAW are subject to options granted by it pursuant to the Option Agreement described below.  No such optionee owns more than 5% of the issuer's securities, nor is any beneficial owner an officer or director of our company, except as disclosed in Notes 1, 2 and 3 above.  The amount shown in the table under “Pre-Reverse Stock Split” as beneficially owned by BAW excludes 7,369,966 shares of our post-Reverse Stock Split common stock issuable upon the automatic conversion of a promissory note in the principal amount of $14,739,932 (the “BAW Note”) issued to BAW in connection with our acquisition of China Ziyang Technology. The amount shown in the table under “Post-Reverse Stock Split” as beneficially owned by BAW includes 7,369,966 shares of our post-Reverse Stock Split common stock issuable upon conversion of the BAW Note.

On June 30, 2011 BAW entered into a five year Option Agreement with the former shareholders of Ziyang Ceramics whereby they have a five year right to acquire up to 7,960,000 shares of our post-Reverse Stock Split common stock from BAW at an exercise price of $0.01 per share.  The shares subject to the Option Agreement are comprised of (a) 236,013,800 shares of pre-Reverse Stock Split common stock (590,034 shares of post-Reverse Stock Split common stock), which were issued to BAW as partial consideration for our acquisition of China Ziyang Technology, and (b) 7,369,966 shares of our post-Reverse Stock Split common stock issuable upon the automatic conversion of the BAW Note. Exercise of the Option Agreement is conditioned upon the occurrence of the conditions described below:

Condition	Number of Shares which may be acquired
Entry by us, China Ziyang Technology and BAW into the Purchase Agreement, which condition was met on June 30, 2011.	2,653,333
Ziyang Ceramics achieving not less than $60,000,000 in gross revenues, as determined under US GAAP for any consecutive 12 months during the period from July 1, 2011 through June 30, 2013.	2,653,333
Ziyang Ceramics achieving not less than $12,000,000 in pre-tax profits, as determined under US GAAP for any consecutive 12 months during the period from July 1, 2011 through June 30, 2013.	2,653,334

PROPOSAL 1
THE CHARTER AMENDMENT

On November 24, 2011 our board of directors approved, subject to shareholder approval, the Charter Amendment, which includes the Reverse Stock Split, the creation of the Preferred Stock and the Name Change.  The Charter Amendment was also approved by the Majority Holders pursuant to the Written Consent.

Reverse Stock Split

In furtherance of the Reverse Stock Split, each four hundred (400) shares of our common stock issued and outstanding, or held as treasury shares, immediately prior to the effective date of the Reverse Stock Split, will become one (1) share of the same class of our common stock on the effective date of the Reverse Stock Split. In connection with the Reverse Stock Split, the number of shares of our common stock reserved for issuance upon the exercise of outstanding options and warrants (including those granted and to be granted under our 2001 Equity Compensation Plan and our 2005 Equity Compensation Plan), and the exercise prices of those options and warrants will be proportionally adjusted on the effective date of the Reverse Stock Split.

The Reverse Stock Split was one alternative we considered at the time we entered into the Purchase Agreement to acquire China Ziyang Technology as a means by which to partially finance this transaction. Based on our capitalization at the time we were negotiating to acquire China Ziyang Technology, we only had approximately 236,013,800 shares or 47.2% of our total authorized and unissued common stock available for issuance.  These shares were not sufficient to complete the acquisition of China Ziyang Technology. In order to enable us to complete this acquisition on terms acceptable to China Ziyang Technology and pay the fees payable to China Direct due under our consulting agreement with that firm through the issuance of our common stock, we agreed to pay a portion of the purchase price for the acquisition, as well as the fees payable to China Direct, through our issuance of the Convertible Notes.  The Convertible Notes provide for their automatic conversion into common stock on the effective date of a reverse stock split or an increase in the number of shares of common stock we are authorized to issue. Specifically, the BAW Note is automatically convertible into shares of our common stock at a conversion price of $2.00 per share, giving effect to the Reverse Stock Split, immediately following the date on which we file Articles of Amendment to our Articles of Incorporation with the Secretary of State of Florida either increasing the number of our authorized shares of common stock or completing a reverse stock split so that there are a sufficient number of shares of our common stock to permit a full conversion of the note based upon the conversion price (the “Conversion Conditions”).  The China Direct Note is also automatically convertible into shares of our common stock at a conversion price of $7.20 per share, giving effect to the Reverse Stock Split, immediately following the satisfaction of at least one of the Conversion Conditions.

Our board of directors believes that conversion of the Convertible Notes into shares of our common stock, which will satisfy the aggregate principal amount of the Convertible Notes of $25,815,138 together with accrued interest on the notes, is in the best interests of our company. In addition to providing a means to satisfy our payment of the Convertible Notes, our board of directors believes that the Reverse Stock Split may improve the price level of our common stock and that this higher share price could help generate additional interest in our company in the future.  We believe this may be particularly true in the case of brokerage firms that are reluctant to recommend lower priced securities to their clients, and in the case of investors who may be dissuaded from purchasing lower priced securities, in part due to the higher transaction cost associated with the purchase of lower priced securities. However, the effect of the Reverse Stock Split on the market price for our common stock cannot be accurately predicted, and the history of similar reverse stock splits undertaken by companies in like circumstances is varied. From the effective date of the Reverse Stock Split and continuing thereafter, there can be no assurance that the price per share of our common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split, assuming a market for our common stock continues to be maintained, of which there is no assurance.  The future market price of our common stock will also be affected by our financial performance, market conditions, the market perception of our future prospects, as well as other factors, many of which are unrelated to the number of shares outstanding. In the event the market price of our common stock declines following the effective date of the Reverse Stock Split, the percentage decline as an absolute number and as a percentage of the our overall capitalization, may be greater than would occur in the absence of the Reverse Stock Split.

The effective date of the Reverse Stock Split will be [X], 2011.  The Reverse Stock Split will occur without any further action on the part of our shareholders.  The Reverse Stock Split will become effective simultaneously for all of our outstanding shares of common stock, and the exchange ratio will be the same for all of our issued and outstanding shares of common stock.  Subject to the provisions for elimination of fractional shares, the Reverse Stock Split will affect all of our shareholders uniformly and will not disproportionately affect any shareholder's percentage ownership in our company or proportionate voting power.  No fractional shares of common stock will be issued to any shareholder in connection with the Reverse Stock Split and all fractional shares which might otherwise be issuable to a shareholder as a result of the Reverse Stock Split will be rounded up to the nearest whole share of post-Reverse Stock Split common stock.

After the effective date of the Reverse Stock Split, each certificate representing shares of pre-Reverse Stock Split common stock will be deemed to represent 1/400th of a share of our post-Reverse Stock Split common stock, subject to rounding for fractional shares, and the records of our transfer agent, ComputerShare Trust Company, Inc., shall be adjusted to give effect to the Reverse Stock Split.  Following the effective date of the Reverse Stock Split, the share certificates representing the pre-Reverse Stock Split common stock will continue to be valid for the appropriate number of shares of post-Reverse Stock Split common stock, adjusted for rounding.  Certificates representing shares of the post-Reverse Stock Split will be issued in due course as certificates for pre-Reverse Stock Split common shares are tendered for exchange or transfer to our transfer agent. We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing post-Reverse Stock Split shares that are issued in exchange for pre-Reverse Stock Split shares representing restricted shares will contain the same restrictive legend as on the old certificates.  For purposes of determining the term of the restrictive period applicable to the post-Reverse Stock Split shares, the time period during which a shareholder has held their existing pre-Reverse Stock Split shares will be included in the total holding period.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934 and as a result, we are subject to periodic reporting and other requirements. We will continue to be subject to these periodic reporting requirements of the Securities Exchange Act of 1934 following the Reverse Stock Split and the Reverse Stock Split will not affect the registration of our common stock under the Securities Exchange Act of 1934. Our common stock is currently quoted on the Over-the-Counter Bulletin Board, and the Reverse Stock Split will require approval by FINRA pursuant to Rule 10b-17 of the Securities Exchange Act of 1934 in order for it to be recognized for trading purposes.  We expect to receive FINRA’s approval prior to the effective date of the Reverse Stock Split.

Effect of the Reverse Split on the Number of Authorized Shares of Common Stock

Of the 500,000,000 shares of pre-Reverse Stock Split common stock which are presently authorized, there are 436,724,592 shares issued and outstanding on November 15, 2011, and approximately 63,275,408 shares that have been reserved for issuance upon the exercise of outstanding warrants and options, leaving no shares of common stock available for future issuance.

The Reverse Stock Split does not change number of our authorized shares of common stock, which will remain at 500,000,000. Inasmuch as we are not changing the number of authorized shares of common stock, the practical effect of the Reverse Stock Split will be to provide us with 489,841,811 additional authorized but unissued shares of our post-Reverse Stock Split common stock available for future issuance after giving effect to the issuance of (a) approximately 158,189 shares of post-Reverse Stock Split common stock upon the exercise of outstanding warrants and options and (b) 8,908,179 shares of post-Reverse Stock Split common stock upon the automatic conversion of the Convertible Notes.

The following table presents information about our issued and outstanding common stock, shares reserved and shares available for future issuance, on a pre-Reverse Stock Split and post-Reverse Stock Split basis:

Description	Number of Shares
	Pre-Reverse Split	Post-Reverse Split *
Total Authorized Shares of Common Stock	500,000,000	500,000,000
Less: Issued and Outstanding Shares	436,724,592	1,091,811
Less: Estimated Number of Shares to be Issued upon Automatic Conversion of the BAW Note and the China Direct Note (excluding shares issuable as interest thereon	-	8,908,189
Less: Shares Reserved For Issuance, as Follows:
Outstanding Options	8,500,000	21,250
Outstanding Warrants	54,775,408	136,939

Total Issued Outstanding Shares of Common Stock plus Shares Reserved	500,000,000	10,158,189
Unreserved Shares Available for Future Issuance	0	489,841,811
* Estimated, subject to rounding.

Of the 8,908,189 post-Reverse Stock Split Shares to be issued in furtherance of the Purchase Agreement:

•	7,369,966 post-Reverse Stock Split shares are issuable to BAW upon the automatic conversion of the BAW Note following the effective date of the Reverse Stock Split; and
•	1,538,223 post-Reverse Stock Split shares are issuable to China Direct upon the automatic conversion of the China Direct Note following the effective date of the Reverse Stock Split.

If the Charter Amendment is not approved and filed, we will not have a sufficient number of authorized shares of common stock to permit conversion of the BAW Note or the China Direct Note and the amounts due under the BAW Note and China Direct Note would become payable in cash. In view of the approval of the Charter Amendment by our board of directors, and by the Majority Holders pursuant to the Written Consent, we believe that we will have sufficient shares to permit automatic conversion of the China Direct Note and the BAW Note.

Our board of directors and management also believe that it is prudent and advisable for us to retain a sufficient number of authorized shares now to better position ourselves with added flexibility to raise additional capital through a variety of possible financing transactions and/or consummate mergers, acquisitions, combinations and various other strategic alternatives, and in order to avoid delays that might otherwise arise if we were required to solicit shareholder approval for additional shares at the time of a proposed transaction.

Our authorized but unissued common stock may be issued at the direction of our board of directors at such times, in such amounts and upon such terms as our board of directors may determine, without further approval of our shareholders unless, in any instance, such approval is expressly required by law.  The increase in the number of authorized common shares may affect the rights of existing holders of common shares to the extent that future issuances of common shares reduce each existing shareholder’s proportionate ownership and voting rights in our company.  In addition, possible dilution caused by future issuances of common shares could be accompanied by a decline in the market price of our shares, assuming a market for our common stock continues.

The additional common stock that will be available for issuance following the Reverse Stock Split could have material anti-takeover consequences, including the ability of our board of directors to issue additional common shares without additional shareholder approval because unissued common stock could be issued by our board of directors in circumstances that may have the effect of delaying, deterring or preventing takeover bids. For example, without further shareholder approval, our board of directors could strategically sell common shares in a private transaction to purchasers who would oppose a takeover. In addition, because shareholders do not have preemptive rights under the Articles of Incorporation, the rights of existing shareholders may (depending on the particular circumstances in which the additional common shares are issued) be diluted by any such issuance and increase the potential cost to acquire control of our company. In proposing the Reverse Stock Split our board of directors was, in part, motivated by our desire to provide sufficient shares to permit conversion of the BAW Note and China Direct Note as an alternative to repaying the notes on their respective maturity dates, as well as other business and financial considerations, and not by the threat of any attempt to accumulate shares or otherwise gain control of our company. However, shareholders should nevertheless be aware that approval of the Charter Amendment could facilitate our efforts to deter or prevent changes of control in the future.

Other than as set forth herein, there are currently no plans, agreements, arrangements, or understanding, for the issuance of additional shares of common stock. Our board of directors does not intend to issue any additional common shares except on terms that it deems to be in the best interest of our company and our shareholders. It is not anticipated that our financial condition, the percentage ownership of management, the number of shareholders, or any aspect of our business will materially change as a result of the Reverse Stock Split, except as impacted by the automatic conversions of the BAW Note and the China Direct Note.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizing certain federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date this Information Statement was first mailed to shareholders. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies).

The following discussion has not been prepared by tax counsel, but has been reviewed by management and is believed to be accurate as of the date of this information statement. Our views regarding the tax consequences of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.

The receipt of the common stock following the effective date of the Reverse Stock Split, solely in exchange for the common stock held prior to the Reverse Stock Split, will not generally result in the recognition of gain or loss to the shareholders.  The value of the additional share received by a shareholder in lieu of a fractional share, however, might result in a gain or loss based upon the difference between the value of the additional share and the basis in the surrendered fractional share.

The adjusted tax basis of a shareholder in the common stock received after the Reverse Stock Split will be the same as the adjusted tax basis of the common stock held prior to the Reverse Stock Split exchanged therefore (subject to the treatment of fractional shares), and the holding period of the common stock received after the Reverse Stock Split will include the holding period of the common stock held prior to the Reverse Stock Split exchanged therefore. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

THIS SUMMARY IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS SUMMARY ASSUMES THAT THE SHARES OF COMMON STOCK ARE HELD AS "CAPITAL ASSETS" AS DEFINED IN THE CODE, AND DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO OUR SHAREHOLDERS IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, FINANCIAL INSTITUTIONS AND TAX EXEMPT ENTITIES). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE STOCK SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. THE STATE AND LOCAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT MAY VARY AS TO EACH SHAREHOLDER DEPENDING ON THE STATE IN WHICH SUCH SHAREHOLDER RESIDES. AS A RESULT, IT IS THE RESPONSIBILITY OF EACH SHAREHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS, HER OR ITS TAX ADVISOR AS TO, BUT NOT LIMITED TO, THE FOLLOWING: (A) THE EFFECT ON HIS, HER OR ITS TAX SITUATION OF THE REVERSE STOCK SPLIT, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (B) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (C) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE STOCK SPLIT ON HIS, HER OR ITS OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH SHAREHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE AND LOCAL TAX RETURNS.

Creation of Blank Check Preferred Stock

Our Articles of Incorporation, as amended, do not presently authorize the issuance of a class of shares other than common stock.  On November 24, 2011 our board of directors approved the Charter Amendment, including the creation of a class consisting of 10,000,000 shares of undesignated preferred stock, commonly referred to as “blank check” preferred stock. “Blank check” preferred stock permits our board of directors, in its discretion, to designate one or more series of the preferred stock with the rights, privileges and preferences of each series to be fixed by our board of directors from time to time in the future, without shareholder approval.

Our board of directors believes that the creation of the blank check preferred stock is in our best interests as well as that of our shareholders, as our board believes that it is advisable to create “blank check” preferred stock for issuance in connection with possible future transactions such as corporate mergers, acquisitions, other business combinations or future financings and other uses not presently determinable and as may be deemed to be feasible and in our best interests.  In addition, the urgencies of possible transactions and/or financings may make it impractical or otherwise inadvisable to seek shareholder approval for the issuance of preferred stock; and our board of directors believes that it is desirable that we have the flexibility to issue preferred stock without further shareholder action, except as otherwise provided by law.

Upon the filing of the Charter Amendment, subject to the provisions of our Articles of Incorporation and the limitations prescribed by law, our board of directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares of preferred stock, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the shareholders. Our board of directors would be required to make any determination to issue shares of preferred stock based on its judgment as to our best interests and those of our shareholders. The Charter Amendment will give our board of directors flexibility, without further shareholder action, to issue preferred stock on such terms and conditions as they deem to be in the best interests of our company and our shareholders.

Our board of directors believes that the authorization of undesignated preferred shares would also provide us with greater flexibility with respect to our capital structure for such purposes as corporate mergers, acquisitions, other business combinations or future financings. Blank check preferred stock is commonly authorized by publicly traded companies and is frequently used as a preferred means of raising capital and making acquisitions.  In particular, in recent years, smaller companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and the issuing companies.  Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in common stock.  We presently lack the authority to issue preferred stock and, accordingly, are limited to issuing common stock or debt securities to raise capital. By authorizing a class of “blank check” preferred stock, we would increase our flexibility in structuring future transactions.

Approval of the creation of the blank check preferred stock could have material anti-takeover consequences, including that our Articles of Incorporation do not presently authorized the issuance of any preferred stock.  Once the Charter Amendment is filed with the Secretary of State of Florida, our board of directors will be able to issue up to 10,000,000 preferred shares, in one or more series and with such rights and preferences, including voting rights, as they determine without further shareholder approval.  Our board of directors could designate one or more series of preferred shares with rights and preferences, including super-majority voting rights, and issue the preferred shares, the preferred shares could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult.  As a result, these provisions may have an anti-takeover effect.  The ability to issue preferred shares may inhibit changes of control that are not approved by our board of directors.  These provisions could limit the price that future investors might be willing to pay in the future for our common shares.  This could have the effect of delaying, deferring or preventing a change in control of our company. The issuance of preferred shares could also effectively limit or dilute the voting power of our shareholders. Accordingly, such provisions of our Charter Amendment may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interests of our shareholders.

The Name Change

The Charter Amendment also includes an amendment which will change the name of our company to China Ziyang Corporation. We believe that Ziyang Ceramics Corporation more accurately describes our current operations, including our recent acquisition of Ziyang Ceramics.  For these reasons, we have proposed to change our name to “Ziyang Ceramics Corporation.”  Under Florida law, the Name Change requires an amendment to our corporate charter.

Our new name will become effective upon the filing of the Charter Amendment with the Secretary of State of Florida. The change in corporate name will not affect the validity or transferability of stock certificates presently outstanding. Shareholders should keep the certificates they now hold, which will continue to be valid, and should not send them to us or our transfer agent.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board, and pursuant to Rule 10b-17 of the Securities Exchange Act of 1934 the Name Change will require approval by FINRA in order for it to be recognized for trading purposes. We expect to receive FINRA’s approval for the Name Change prior to the effective date. The Name Change will result in a change in our CUSIP number and a change in our trading symbol.  We will provide definitive information on our new trading symbol and CUSIP number in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission prior to the effective date of the Charter Amendment.

General Matters Related to the Charter Amendment

The Charter Amendment was not adopted to deter, any known effort to obtain control of our company and is not being adopted as an anti-takeover measure with respect to any specific transaction.  Except with respect to shares currently reserved for issuance and otherwise as set forth in this information statement, we have no arrangements, agreements, or understandings in place at the present time for the issuance of any shares of common stock or the shares of preferred stock authorized by the Charter Amendment.

The text of the form of Charter Amendment, which will be filed with the Department of State of the State of Florida to effect the Reverse Stock Split, create the Preferred Stock and change our name, is set forth below and the form of Charter Amendment is included as Appendix A to this Information Statement.  The text of the form of Charter Amendment is, however, subject to amendment to reflect any changes that may be required by the office of the Department of State of the State of Florida or that our board of directors may determine to be necessary or advisable ultimately to comply with applicable law and to effectuate the charter Amendment.

When the Charter Amendment is filed with the Secretary of State of Florida, Article I of our Articles of Incorporation will be deleted in its entirety and replaced with the following:

ARTICLE I
NAME

The name of this Corporation is “Ziyang Ceramics Corporation.”

When the Charter Amendment is filed with the Secretary of State of Florida, Article IV of our Articles of Incorporation will be deleted in its entirety and replaced with the following:

ARTICLE IV
CAPITAL STOCK

The maximum number of shares of stock which this Corporation shall be authorized to issue and have outstanding at any one time shall be five hundred ten million (510,000,000) shares, of which five hundred million (500,000,000) shares shall be common stock having a par value of $0.001 per share and ten million (10,000,000) shares shall be preferred stock having a par value $0.001 per share.

The Board of Directors of this Corporation, by resolution or resolutions, at any time and from time to time, shall have the authority to divide and establish any or all of the unissued shares of preferred stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares which shall constitute such series and the powers, preferences, limitations and relative rights of the shares of each series so established.

On the Effective Date of these Articles of Amendment, this Corporation will effect a Reverse Stock Split pursuant to which every four hundred (400) issued and outstanding shares of the Corporation's previously authorized common stock, par value $0.001 per share (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 (the “New Common Stock”).  Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby.  No cash will be paid or distributed as a result of aforementioned Reverse Stock Split of the Corporation’s Common Stock, and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to a whole share.

The adoption of the Charter Amendment will not in and of itself cause any change in our capital accounts.  Other than the Name Change, Reverse Stock Split and creation of the Preferred Stock, all other provisions of our Articles of Incorporation, as then amended to date, will remain unchanged upon the filing of the Charter Amendment.

The laws of Florida require that, in order for us to file the Charter Amendment, the amendments to our Articles of Incorporation must be approved by the affirmative vote of the holders of a majority of our common shares. The Charter Amendment was approved on November 24, 2011 by our board of directors, subject to shareholder approval, and the Written Consent of our Majority Holders was executed on November 24, 2011.

The Charter Amendment is being presented to our shareholders as one proposal and shareholders will not have the right to separately vote upon the Reverse Stock Split, creation of “blank check” Preferred Stock or the Name Change. If the Charter Amendment is not approved by our shareholders, we will not complete either the Reverse Stock Split, creation of Preferred Stock or the Name Change.

We anticipate that the Charter Amendment will be filed in Florida as soon as possible but in no event sooner than 20 days following the date that this Information Statement is first mailed to our shareholders. However, the exact timing of the effective date of the Charter Amendment will be determined by our board of directors, following approval by FINRA, based upon our board of directors’ evaluation as to when such action will be most advantageous to us and our shareholders. Our board of directors reserves the right to delay filing the amendment for up to 12 months following the date of the Written Consent.  In addition, our board of directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to determine not to proceed with filing of the Charter Amendment, or any one or more of its components, if, at any time prior to filing the amendment, our board of directors, in its sole discretion, determines that it is no longer in the best interests of our company and our shareholders to do so.

Under Florida law there are no appraisal rights available to our shareholders in connection with the Charter Amendment.

PROPOSAL 2
RATIFICATION OF DIRECTOR APPOINTMENTS

Our board of directors currently consists of two persons – Lingbo Chi and Shaoyin Wang. On November 24, 2011, our board of directors, pursuant to the authority granted to it by our Bylaws (a) increased the number of members constituting the entire Board of Directors to four and (b) appointed Ping Wang and Nianzhang Zhao (the “New Directors”) to fill the vacancies created by such increase (the “Director Appointments”). The Director Appointments were made by our board of directors.

The following information describes the background of the New Directors:

Ping Wang, 42, has been our Chief Financial Officer since June 2011 and the Chief Financial Officer of Ziyang Ceramics since January 2006. From July 1993 to December 2005, Ms. Wang was employed in various capacities in the finance department up to and including the chief financial officer and accounting manager of Zhucheng Electronics Co., Ltd., a company engaged in the production and sale of electronic components for automobile audio equipment and high voltage ceramic capacitors. Ms. Wang graduated from Shandong Television and Radio University in July 1988 with a degree in accounting.

Nianzhang Zhao, 45, has been the general manager and senior engineer of Ziyang Ceramics since January 2006. From June 2002 to December 2005 Mr. Zhao was the Vice General Manager of Luzhong Ceramics Co. Ltd., a company engaged in the production and sales of porcelain tiles and ceramic products. From July 1993 to May 2002, Mr. Zhao was the research and development manager of Luzhong Ceramics Co. Ltd. Mr. Zhao graduated from Shandong Light Industry Institute in July 1987 with a Bachelors degree in engineering.

The Written Consent by the Majority Holders confirms and ratifies the Director Appointments. The Written Consent provides as follows:

RESOLVED, that the increase in the number of members constituting the entire Board of Directors of the Corporation to four is hereby confirmed and ratified; and it was further

RESOLVED, that the appointments of Ping Wang and Nianzhang Zhao as additional directors of the Corporation to fill the vacancies created by the increase in the number of directors constituting the entire Board of Directors to four, to serve as such until the next annual meeting of shareholders and until their respective successors are duly elected and qualified, is hereby ratified and approved in all respects.

Ratification and confirmation of the Director Appointments shall become effective when the corporate action taken by Written Consent of the Majority Holders becomes effective. The corporate action taken by Written Consent will become effective as soon as possible, but not sooner than 20 days following the date that this information statement is first mailed to our shareholders. Under Florida law there are no appraisal rights available to our shareholders in connection with the ratification and confirmation of the Director Appointments.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for information statements with respect to two or more shareholders sharing the same address by delivering a single information statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers deliver a single information statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate information statement, or if you currently receive multiple information statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to China America Holdings, Inc., Attention: Corporate Secretary, Xi Lv Biao Industrial Park, Longdu Street, Zhucheng City, Shangdong Province, China  262200, or by faxing a communication to 86-536-6046940.

WHERE YOU CAN FIND MORE INFORMATION

This Information Statement refers to certain documents that are not presented herein or delivered herewith.  Such documents are available to any person, including any beneficial owner of our shares, to whom this Information Statement is delivered upon oral or written request, without charge.  Requests for such documents should be directed to Corporate Secretary, China America Holdings, Inc., Xi Lv Biao Industrial Park, Longdu Street, Zhucheng City, Shangdong Province, China 262200. Please note that additional information can be obtained from our website at www.chinaamericaholdings.com.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Lingbo Chi
Lingbo Chi
Chief Executive Officer and President

Zhucheng City,
Shandong Providence, China
[X], 2011

EXHIBIT A

FORM OF CHARTER AMENDMENT

ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
CHINA AMERICA HOLDINGS, INC.

(Under Section 607.1006 of the Florida Business Corporation Act)

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, China America Holdings, Inc., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation"), bearing document number P01000000989, hereby amends its Articles of Incorporation as follows:

Article I of the Corporation’s Articles of Incorporation be and the same hereby is deleted and replaced, in its entirety, by the following:

ARTICLE I
NAME

The name of this Corporation is “Ziyang Ceramics Corporation.”

Article IV of the Corporation’s Articles of Incorporation be and the same hereby is deleted and replaced, in its entirety, by the following:

ARTICLE IV
CAPITAL STOCK

The maximum number of shares of stock which this Corporation shall be authorized to issue and have outstanding at any one time shall be five hundred ten million (510,000,000) shares, of which five hundred million (50,000,000) shares shall be common stock having a par value of $0.001 per share and ten million (10,000,000) shares shall be preferred stock having a par value $0.001 per share.

The Board of Directors of this Corporation, by resolution or resolutions, at any time and from time to time, shall have the authority to divide and establish any or all of the unissued shares of preferred stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares which shall constitute such series and the powers, preferences, limitations and relative rights of the shares of each series so established.

On the Effective Date of these Articles of Amendment, this Corporation will effect a Reverse Stock Split pursuant to which every four hundred (400) issued and outstanding shares of the Corporation's previously authorized common stock, par value $0.001 per share (the ?癘ld Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 (the “New Common Stock”).  Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby.  No cash will be paid or distributed as a result of aforementioned Reverse Stock Split of the Corporation’s Common Stock, and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to a whole share.

The effective date of these Articles of Amendment to the Articles of Incorporation shall be the close of business on [X], 2011.

The foregoing amendment was approved by the Board of Directors of the Corporation by unanimous written consent in lieu of meeting on November 24, 2011. The amendment was approved by the written consent of holders a majority of our outstanding common stock, our only voting group, on November 24, 2011. The number of votes cast for the amendment was sufficient for approval by holders of common stock, our only voting group.

IN WITNESS WHEREOF, the undersigned, being the President of the Corporation has executed these Articles of Amendment as of [X], 2011.

CHINA AMERICA HOLDINGS, INC.

By:       _______________________________
Lingbo Chi
Chief Executive Officer